Exhibit 3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Westpac Banking Corporation

We consent to the incorporation by reference in the registration statement (No. 333-153500) on Form F-3 of Westpac Banking Corporation of our report dated November 4, 2008, with respect to the balance sheet of St.George Bank Limited and the consolidated balance sheet of St.George Bank Limited and its controlled entities as of September 30, 2008, and the related income statements, and statements of cash flows and statements of recognised income and expense for the year ended September 30, 2008, which report appears in the Form 6-K of Westpac Banking Corporation dated November 17, 2008.

/s/ KPMG

Sydney, Australia

November 17, 2008